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[BAKER BOTTS L.L.P. LETTERHEAD]

                                                                       EXHIBIT 8

February 8, 2001

064363.0157

Reliant Energy Resources Corp.
1111 Louisiana
Houston, Texas 77002

Ladies and Gentlemen:

          We have acted as counsel to Reliant Energy Resources Corp., a Delaware corporation ("Reliant"), relating to the registration of $300,000,000 aggregate principal amount of ___% Notes due 2011 and $150,000,000 aggregate principal amount of ___% Remarketable Notes due 2016 (collectively, the "Notes"). In that connection, reference is made to the registration statement under the Securities Act of 1933, as amended, of Reliant on Form S-3 (Registration No. 333-54256) filed with the Securities and Exchange Commission on January 24, 2001, as amended by Pre-Effective Amendment No. 1 to be filed on or about the date hereof (the "Registration Statement"), including a preliminary prospectus, subject to completion (the "Prospectus"), and a preliminary prospectus supplement, subject to completion, describing the Notes (the "Prospectus Supplement"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Prospectus and the Prospectus Supplement.

          We have examined the Prospectus, the Prospectus Supplement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Notes will be issued in accordance with the operative documents described in the Prospectus and the Prospectus Supplement.

          Based on certain assumptions set forth therein, statements of legal conclusion set forth under the heading "Material United States Federal Income Tax Consequences" in the Prospectus Supplement reflect our opinions on the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the date hereof, and on reported judicial decisions.

          Our opinion is limited to tax matters specifically covered hereby.
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BAKER BOTTS L.L.P.
Reliant Energy Resources Corp.         2                       February 8,2001

          We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to this Firm in the section captioned "Validity of Securities" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              BAKER BOTTS L.L.P.